First Amendment To Agreement and Plan of Merger

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of October 6, 2013 is entered into by and among American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Parent (the “Parent Operating Partnership”), Thunder Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Parent Operating Partnership (“Merger Sub”), American Realty Capital Trust IV, Inc., a Maryland corporation (the “Company”), and American Realty Capital Operating Partnership IV, L.P., a Delaware limited partnership and the operating partnership of the Company (the “Company Operating Partnership”) (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of July 1, 2013, by and among the Parties (the “Agreement”).

WHEREAS, Section 8.4 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of the Parties; and

WHEREAS, prior to entry into this Amendment all of the membership interests in Merger Sub were assigned from Parent to the Parent Operating Partnership; and

WHEREAS, the Parties wish to amend the Agreement in order to change the consideration payable in connection with the Mergers and make other related changes as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     Amendments to Agreement.

(a)     The third recital of the Agreement is deleted in its entirety and replaced with the following:

“WHEREAS, the parties hereto wish to effect a business combination transaction in which (i) the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each outstanding share of common stock, $0.01 par value per share (the “Company Common Stock”), of the Company will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA, and (ii) the Company Operating Partnership will be merged with and into the Parent Operating Partnership, with the Parent Operating Partnership being the surviving entity (the “Partnership Merger” and together with the Merger, the “Mergers”), and each outstanding Company Partnership Unit (other than Company Partnership Units held by Merger Sub following the Merger) will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA;”

(b)     The seventh recital of the Agreement is deleted in its entirety and replaced with the following:

“WHEREAS, the Parent Board has approved (i) the issuance of shares of Parent Common Stock, and (ii) the classification, designation and issuance of shares of 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), the terms of which are set forth in the form of Articles Supplementary to the Articles of Incorporation of Parent attached hereto as Exhibit A classifying and designating the Series F Preferred Stock (the “Series F Articles Supplementary”), to be filed by Parent with the State Department of Assessments and Taxation of Maryland (the “SDAT”) prior to the Closing, in each case, in connection with the Merger;”

(c)     The eighth recital of the Agreement is deleted in its entirety and replaced with the following:

“WHEREAS, the Parent Operating Partnership, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement; and”

(d)     The ninth and tenth recitals of the Agreement are deleted in their entirety.

(e)     Section 1.1(a) and Section 1.1(b) of the Agreement are amended by deleting the following terms:

““Exchange Ratio” shall mean:

(a)     if the Parent Market Price is equal to or greater than $14.94, then 2.05; and

(b)     if the Parent Market Price is less than $14.94, then the quotient (rounded to the nearest one-hundredth) obtained by dividing $30.62 by the Parent Market Price.

“Parent Market Price” shall mean the volume weighted average closing sale price of a share of the Parent Common Stock over the five (5) consecutive trading days ending the trading day immediately prior to the Closing Date on the NASDAQ, as reported in The Wall Street Journal.

“Parent Stockholder Meeting” shall mean the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.

Alternative Stock Consideration	Section 1.1(a)
Cash Conversion Number	Section 3.2(a)
Cash Election	Section 3.1(a)(ii)(1)
Cash Election Number	Section 3.2(b)(i)
Cash Election Shares	Section 3.1(a)(ii)(1)
Citi	Section 5.19
Company Tax Representation Letter	Section 6.1(b)
Election	Section 3.3(a)
Election Deadline	Section 3.3(d)
Exchange Agent Agreement	Section 3.3(d)
Form of Election	Section 3.3(b)
Holder	Section 3.3
Joint Proxy Statement	Section 4.5(b)
Non-Electing Shares	Section 3.1(a)(ii)(3)
Parent Stockholder Approval	Section 5.20
Parent Stockholder Meeting	Section 1.1(a)
Parent Tax Representation Letter	Section 6.2(b)

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Section 6.2 Board Consent	Section 6.2(c)
Stock Election	Section 3.1(a)(ii)(2)
Stock Election Shares	Section 3.1(a)(ii)(2)
Termination Payee	Section 8.3(d)
Termination Payor	Section 8.3(d)”

(f)     Section 1.1(a) and Section 1.1(b) of the Agreement are amended by adding the following terms:

““Common Exchange Ratio” shall mean 0.5190.

“Parent Preferred Unit” shall mean a Parent Partnership Unit designated by the Parent Operating Partnership as a Series F Preferred Unit under the Parent Partnership Agreement.

“Preferred Exchange Ratio” shall mean 0.5937.

Common Exchange Ratio	Section 1.1(a)
Common Stock Consideration	Section 3.1(a)(ii)(2)
Parent Preferred Unit	Section 1.1(a)
PIPE Form 8-K	Section 5.3(a)
Preferred Exchange Ratio	Section 1.1(a)
Proxy Statement	Section 4.5(b)
Series D Preferred Stock	Section 5.3(a)
Series E Preferred Stock	Section 5.3(a)
Series F Articles Supplementary	Recitals
Series F Preferred Stock	Recitals”

(g)     The following terms in Section 1.1(a) and Section 1.1(b) of the Agreement are deleted in their entirety and replaced with the following:

““Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Per Share Cash Amount” shall mean $9.00.

“Termination Fee” shall mean $10,000,000.00.

Exchange Agent	Section 3.2
Exchange Fund	Section 3.2
SDAT	Recitals
Stock Consideration	Section 3.1(a)(ii)(3)”

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(h)     Section 2.1(a) of the Agreement is deleted in its entirety and replaced with the following:

“Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Thunder Acquisition, LLC” as the surviving entity in the Merger (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity. In connection with the Merger, the Parent Operating Partnership shall issue a number of Parent OP Units and Parent Preferred Units equal to the number of shares of Parent Common Stock and Series F Preferred Stock, respectively, paid in connection with the Merger and the foregoing shall be effected pursuant to a contribution agreement between Parent and the Parent Operating Partnership in a form that is reasonably satisfactory to the parties hereto.”

(i)     Section 2.3(a) of the Agreement is deleted in its entirety and replaced with the following:

“Prior to the Closing, Parent shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) and the Series F Articles Supplementary to be duly executed and filed with the SDAT as provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or DLLCA in connection with the Merger. The Merger shall become effective at the later of the time the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger shall have been duly filed with the Delaware Secretary on the Closing Date or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the Delaware Secretary) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”) it being understood and agreed that the parties shall cause the Effective Time to occur on the Closing Date and prior to the Partnership Merger Effective Time.”

(j)     Section 2.5 of the Agreement is deleted in its entirety and replaced with the following:

“It is intended that, for U.S. federal, and applicable state, income tax purposes, the Merger will be treated as a taxable sale by the Company of all the Company’s assets to the Parent Operating Partnership in exchange for the Merger Consideration and the assumption of all the Company’s liabilities, followed by the distribution of such Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. It is further intended for U.S. federal, and applicable state, income tax purposes that the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Parent Operating Partnership and the termination of the Company Operating Partnership.”

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(k)     Article III of the Agreement is deleted in its entirety and replaced with the following:

“Section 3.1 Effect of the Mergers.

(a)     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, the Parent Operating Partnership, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(i)     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(ii)     Subject to Section 3.1(e), each share of Company Common Stock (including each share of Company Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a)(a)(i)) shall be cancelled and converted into the right to receive the following consideration (collectively, the “Merger Consideration”), in each case without interest:

(1)	an amount of cash from the Parent Operating Partnership equal to the Per Share Cash Amount (the “Cash Consideration”);

(2)	a number of shares of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Common Exchange Ratio (the “Common Stock Consideration”); and

(3)	a number of shares of validly issued, fully paid and non-assessable shares of Series F Preferred Stock equal to the Preferred Exchange Ratio (together with the Common Stock Consideration, the “Stock Consideration”).

(b)     At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of Company Partnership Units or Parent Partnership Units, each Company OP Unit (including each Converted Company Unit) and each Company GP Unit (in each case, other than any Company Partnership Unit held by Merger Sub following the Merger) issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into (i) a number of validly issued Parent OP Units equal to the Common Exchange Ratio, and (ii) a number of validly issued Parent Preferred Units equal to the Preferred Exchange Ratio (collectively, the “Partnership Merger Consideration”). At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of Company Class B Units, each issued and outstanding Company Class B Unit that was not converted into Company OP Units immediately prior to the Partnership Merger Effective Time shall automatically be converted into 2.3591 Parent Class B Units. The general partnership interest of the Parent Operating Partnership shall remain outstanding and constitute the only general partnership interest in the Surviving Partnership, and the Parent OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding. At the Partnership Merger Effective Time, Company Partnership Units held by Merger Sub following the Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

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(c)     All shares of Company Common Stock (including all shares of Company Restricted Stock), when so converted pursuant to 1(a)(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.3, including the right, if any, to receive, pursuant to Section 3.12, cash in lieu of fractional shares of Parent Common Stock and Series F Preferred Stock into which such shares of Company Common Stock have been converted pursuant to 1(a)(a)(ii), together with the amounts, if any, payable pursuant to Section 3.5.

(d)     All membership interests of Merger Sub (the “Merger Sub Interests”), issued and outstanding immediately prior to the Effective Time shall remain as the only membership interests of the Surviving Entity.

(e)     Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company or the Company Operating Partnership should split, combine or otherwise reclassify the Company Common Stock, the Company GP Units or Company OP Units, or make a dividend or other distribution in shares of Company Common Stock, Company GP Units or Company OP Units (including any dividend or other distribution of securities convertible into Company Common Stock, Company GP Units or Company OP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parent Parties hereunder), the Merger Consideration or Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent or the Parent Operating Partnership should split, combine or otherwise reclassify the Parent Common Stock, Series F Preferred Stock, Parent Preferred Units or Parent OP Units, or make a distribution in shares of Parent Common Stock, Series F Preferred Stock, Parent Preferred Units or Parent OP Units (including any dividend or other distribution of securities convertible into Parent Common Stock, Series F Preferred Stock, Parent Preferred Units or Parent OP Units), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration or Partnership Merger Consideration, as applicable, shall be ratably adjusted to reflect any such change.

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Section 3.2 Deposit of Merger Consideration. Promptly after the Effective Time, the Parent Operating Partnership shall deposit, or shall cause to be deposited, with the person authorized to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, at the Effective Time, for exchange in accordance with this Article III, (i) evidence of Parent Common Stock and Series F Preferred Stock in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.12) (collectively, the “Exchange Fund”) and the Parent Operating Partnership shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by the Parent Operating Partnership or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the Parent Operating Partnership and the Surviving Entity and shall be paid to the Parent Operating Partnership or the Surviving Entity, as the Parent Operating Partnership directs. No investment of the Exchange Fund shall relieve the Parent Operating Partnership, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, the Parent Operating Partnership shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy the Parent Operating Partnership’s obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

Section 3.3 Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which, to the extent Stock Consideration, shall be in non-certificated book-entry form) in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

Section 3.4 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

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Section 3.5 Dividends with Respect to Parent Common Stock and Series F Preferred Stock. No dividends or other distributions with respect to Parent Common Stock or Series F Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock or Series F Preferred Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i)  the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock or Series F Preferred Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock or Series F Preferred Stock.

Section 3.6 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Stock and Series F Preferred Stock) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

Section 3.7 No Liability. None of Parent, Merger Sub, the Company, the Parent Operating Partnership, the Company Operating Partnership, the Surviving Entity, the Surviving Partnership or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.8 Equity Awards.

(a)     Company Restricted Stock. Immediately prior to the Effective Time, any then-outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of shares of Company Common Stock otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes (assuming a fair market value of a share of Company Common Stock equal to the closing price of the Company Common Stock on the last completed trading day immediately prior to the Closing). All shares of Company Common Stock then-outstanding as a result of the full vesting of the shares of Company Restricted Stock and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(b)     Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions of this Section 3.8.

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Section 3.9 Withholding Rights. Each and any Parent Party, Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Partnership Merger Consideration and/or, otherwise, any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as such Parent Party, Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by a Parent Party, a Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent Party, the Company Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable.

Section 3.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.11 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.12 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock or Series F Preferred Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock or Series F Preferred Stock shall receive (aggregating for this purpose all the shares of Parent Common Stock and Series F Preferred Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to (a) in the case of Parent Common Stock, the product of (i) such fractional part of a share of Parent Common Stock, multiplied by (ii) the per share closing price of Parent Common Stock on the Closing Date on the NASDAQ, as reported in The Wall Street Journal, and (b) in the case of Series F Preferred Stock, the product of (i) such fractional part of a share of Series F Preferred Stock, multiplied by (ii) $25.00.”

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(l)     Section 4.4(a) of the Agreement is deleted in its entirety and replaced with the following:

“Each of the Company and the Company Operating Partnership has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Company and the Company Operating Partnership and the consummation by the Company and the Company Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the Company or the Company Operating Partnership, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (i) with respect to the Merger, to receipt of the Company Stockholder Approval, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary, and (ii) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary. The Company’s board of directors (the “Company Board”), at a duly held meeting, has, by unanimous vote of all of the Company Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger, the Partnership Merger and the other transactions contemplated hereby, (ii) directed that the Merger and, to the extent stockholder approval is required, the other transactions contemplated hereby be submitted for consideration at the Company Stockholder Meeting, and (iii) resolved to recommend that the stockholders of the Company vote in favor of the approval of the Merger and, to the extent stockholder approval is required, the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Proxy Statement, subject to Section 6.5.”

(m)     Section 4.5(b) of the Agreement is deleted in its entirety and replaced with the following:

“The execution and delivery of this Agreement by each of the Company and the Company Operating Partnership does not, and the performance of this Agreement by each of the Company and the Company Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock and Series F Preferred Stock in the Merger will be registered pursuant to the Securities Act (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL, (iii) the due filing of the Certificate of Merger with the Delaware Secretary, (iv) the due filing of the Partnership Certificate of Merger with the Delaware Secretary, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.”

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(n)     Section 4.8 of the Agreement is deleted in its entirety and replaced with the following:

“(a)      None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)     The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.”

(o)     Section 4.17(o) of the Agreement is deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”

(p)     Section 5.2 of the Agreement is deleted in its entirety and replaced with the following:

“Parent has made available to the Company complete and correct copies of (a) Parent’s charter (including the Series F Articles Supplementary in the form attached hereto as Exhibit A, the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”), (b) the organizational documents of each Parent Subsidiary, each as in effect on the date hereof, including Merger Sub’s certificate of formation and limited liability company agreement and the certificate of limited partnership of the Parent Operating Partnership and the Parent Partnership Agreement, and (c) any and all Parent Tax Protection Agreements.”

(q)     Section 5.3(a) of the Agreement is deleted in its entirety and replaced with the following:

“As of July 1, 2013, the authorized capital stock of Parent consisted of 750,000,000 shares of Parent Common Stock, 545,454 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), 283,018 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and 28,398,213 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock and the Series F Preferred Stock, the “Parent Preferred Stock”). The parties acknowledge that (i) on September 15, 2013, Parent entered into a convertible preferred stock purchase agreement with unaffiliated third parties pursuant to which Parent agreed to sell to shares of Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”), and (ii) pursuant to the Articles Supplementary to create the Series D Preferred Stock which will be filed with the SDAT prior to the closing of the offering, after August 31, 2014, the holders of the Series D Preferred Stock may elect to require Parent to redeem or convert the Series D Preferred Stock, and upon any such election, Parent may, at its option, convert the Series D Preferred Shares into shares of Parent Common Stock or shares of Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”) or redeem for cash, in each case as more fully described in the Current Report on Form 8-K filed by Parent with the SEC on September 16, 2013 (the “PIPE Form 8-K”). On October 6, 2013, the Parent Board approved the classification, designation and issuance of the Series F Preferred Stock to be issued as part of the Merger Consideration. As of the date hereof, no shares of Series F Preferred Stock are issued and outstanding. The Parent Common Stock and the Parent Preferred Stock are referred to herein as the “Parent Stock.” At the close of business on June 28, 2013 (i) 184,550,886 shares of Parent Common Stock were issued and outstanding, (ii) 545,454 shares of Series A Preferred Stock were issued and outstanding, (iii) 283,018 shares of Series B Preferred Stock were issued and outstanding, (iv) 28,398,213 shares of Series C Preferred Stock were issued and outstanding, (v) 22,381,923 shares of Parent Common Stock were reserved for issuance under Parent’s Equity Plan and Parent’s Non-Executive Director Stock Plan (together, the “Parent Stock Plans”), and (vi) 9,051,661 Parent OP Units were issued and outstanding. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock and Series F Preferred Stock to be issued as the Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. All Parent OP Units and Parent Preferred Units to be issued as the Partnership Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized and validly issued. No class of capital stock is entitled to preemptive rights. Except as disclosed in Section 5.3(a) of the Parent Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.”

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(r)     Section 5.3(b) of the Agreement is deleted in its entirety and replaced with the following:

“All of the Merger Sub Interests are owned by the Parent Operating Partnership. All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.”

(s)     Section 5.3(d) of the Agreement is deleted in its entirety and replaced with the following:

“Except as set forth in this Section 5.3, with respect to the Parent Stock Plans, under this Agreement or as described in the PIPE Form 8-K, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub Interests or other equity securities, rights, options, stock or unit appreciation rights, phantom stock or units, dividend equivalents or similar rights or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity securities or interests of Parent, Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Stock Plans). Neither Parent, Merger Sub nor any other Parent Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.”

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(t)     Section 5.4(a) of the Agreement is deleted in its entirety and replaced with the following:

“Each of Parent, Merger Sub and the Parent Operating Partnership has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership and the consummation by each of Parent, Merger Sub and the Parent Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of Parent, Merger Sub or the Parent Operating Partnership, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (i) with respect to the Merger, the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary, (ii) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary, and (iii) with respect to the issuance of the Series F Preferred Stock, the filing of the Series F Articles Supplementary with and acceptance for record of the Series F Articles Supplementary by the SDAT. Parent’s board of directors (the “Parent Board”), at a duly held meeting, has, by unanimous vote of all of the Parent Board members voting, duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other transactions contemplated hereby, including the classification and issuance of shares of the Series F Preferred Stock.”

(u)     Section 5.5 of the Agreement is deleted in its entirety and replaced with the following:

“(a)     The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of Parent, Merger Sub and the Parent Operating Partnership will not, (i) conflict with or violate any provision of (A) the Parent Charter or the Parent Bylaws, Merger Sub’s certificate of formation or limited liability company agreement, the certificate of limited partnership of the Parent Operating Partnership or the Parent Partnership Agreement or (B) any equivalent organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent, the Parent Operating Partnership or any other Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation or payment (including disposition or similar fees) (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Merger Sub, the Parent Operating Partnership or any other Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b)     The execution and delivery of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership does not, and the performance of this Agreement by each of Parent, Merger Sub and the Parent Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NASDAQ, (iii) the filing of the Articles of Merger and Series F Articles Supplementary with and the acceptance for record of the Articles of Merger and Series F Articles Supplementary by the SDAT pursuant to the MGCL, (iv) the due filing of the Certificate of Merger with the Delaware Secretary, (v) the due filing of the Partnership Certificate of Merger with the Delaware Secretary, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) such filings as may be required in connection with state and local transfer Taxes, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.”

(v)     Section 5.8 of the Agreement is deleted in its entirety and replaced with the following:

“(a)     None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

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(b)     The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.”

(w)     Section 5.17(o) of the Agreement is deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”

(x)     Section 5.19 of the Agreement is deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”

(y)     Section 5.20 of the Agreement is deleted in its entirety and replaced with the following:

“No vote of the holders of any class or series of shares of capital stock of Parent or Merger Sub is necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby, including the issuance of Parent Common Stock and Series F Preferred Stock in connection with the Merger. The consent of Parent, as the sole general partner of the Parent Operating Partnership, is the only vote of the partners of the Parent Operating Partnership necessary to adopt this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.”

(z)     Section 5.21 of the Agreement is deleted in its entirety and replaced with the following:

“No broker, finder or investment banker (other than Citigroup Global Markets Inc. and RCS) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent, Merger Sub or any other Parent Subsidiary.”

(aa)    Section 5.23 of the Agreement is deleted in its entirety and replaced with the following:

“At the Effective Time, Parent will have available, and Parent will provide Merger Sub with sufficient cash or lines of credit available to pay (i) the Cash Consideration, (ii) any cash in lieu of fractional shares of Parent Common Stock and Series F Preferred Stock pursuant to Section 3.12 and (iii) any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and any related fees and expenses.”

(bb)    Section 6.1(b) of the Agreement is deleted in its entirety and replaced with the following:

“The Company Parties shall use their commercially reasonable efforts to obtain the opinion of counsel referred to in Section 7.2(e) and deliver to Proskauer Rose LLP an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.2(e) on the Closing Date.”

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(cc)     Section 6.1(c)(iv) of the Agreement is deleted in its entirety and replaced with the following:

“redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary, other than the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Restricted Stock Plan, including the vesting of Company Restricted Stock in accordance with Section 3.8(a);”

(dd)      Section 6.2(a) of the Agreement is deleted in its entirety and replaced with the following:

“Each Parent Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the Parent Disclosure Letter, the Parent Parties shall, and shall cause each of the other Parent Entities to, use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of any Parent Entities’ control excepted), keep available the services of its present officers, maintain all Parent Insurance Policies and maintain the status of Parent as a REIT.”

(ee)     Section 6.2(b) of the Agreement is deleted in its entirety and replaced with the following:

“The Parent Parties shall use their commercially reasonable efforts to obtain the opinion of counsel referred to in Section 7.3(e) and deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 7.3(e) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date.”

(ff)     Section 6.2(c)(i) of the Agreement is deleted in its entirety and replaced with the following:

“other than amendments to the Parent Charter to increase the authorized number of shares or create or designate a series of preferred stock (including the Series F Preferred Stock), amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);”

(gg)     Section 6.3 of the Agreement is deleted in its entirety and replaced with the following:

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“Section 6.3 Preparation of Form S-4 and Proxy Statement; Stockholder Meeting.

(a)     As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. The Form S-4 and Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock or Series F Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock and the Series F Preferred Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)     If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.8 and this Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

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(c)     As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.5(d); provided, however, the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) one hundred twenty (120) days after the record date for the Company Stockholder Meeting.

(d)     The Company will use its reasonable best efforts to hold the Company Stockholder Meeting as soon as reasonably practicable after the date of this Agreement.”

(hh)     Section 6.5(d) of the Agreement is deleted in its entirety and replaced with the following:

“Except as permitted by this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify), in a manner adverse to any Parent Party, the Company Recommendation or the Company’s approval of the Partnership Merger, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Company Recommendation or the Company’s approval of the Partnership Merger in the Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days of the request of Parent and/or reaffirm the Company Recommendation or the Company’s approval of the Partnership Merger within ten (10) Business Days of the request of Parent (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(d), an “Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit any Company Entity to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change if the Company Board (A) (x) has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of this Section 6.5) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by the Parent Parties pursuant to Section 6.5(e), and such Acquisition Proposal is not withdrawn, and (y) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, and in such case the Company may (i) terminate this Agreement pursuant to Section 8.1(c)(ii) or (ii) make an Adverse Recommendation Change, including approving or recommending such Superior Proposal to the Company’s stockholders, and, in the case of a termination, the Company may immediately prior to or concurrently with such termination of this Agreement, enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; or (B) determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law (based on circumstances not covered by clause (A)), and, in such case the Company may make an Adverse Recommendation Change, provided, that, in the case of each of clause (A) and clause (B), in the event of any termination by the Company or Parent pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), as may be applicable, the Company Parties comply with their obligation to pay the Termination Payment pursuant to Section 8.3(a).”

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(ii)     Section 6.10 of the Agreement is deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”

(jj)     Section 6.14 of the Agreement is deleted in its entirety and replaced with the following:

“Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and Series F Preferred Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.”

(kk)     Section 6.15 of the Agreement is deleted in its entirety and replaced with the following:

“Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of the Merger.”

(ll)     Section 6.18 of the Agreement is deleted in its entirety and replaced with the following:

“The Company shall provide to the Parent Operating Partnership an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code. The Company Operating Partnership shall use its commercially reasonable efforts to obtain and deliver to Parent and the Parent Operating Partnership at or prior to Closing an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for United States federal income tax purposes of the Company Operating Partnership (other than the Company or a Company Subsidiary).”

(mm)     Section 7.1(a) of the Agreement is deleted in its entirety and replaced with the following:

“The Company Stockholder Approval shall have been obtained.”

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(nn)     Section 7.1(d) of the Agreement is deleted in its entirety and replaced with the following:

“The shares of Parent Common Stock and Series F Preferred Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.”

(oo)     Section 7.2(f) of the Agreement is deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”

(pp)     Section 7.2(g) of the Agreement is deleted in its entirety and replaced with the following:

“The Company shall have provided to the Parent Operating Partnership an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code. The Company Operating Partnership shall have used commercially reasonable efforts to obtain from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for U.S. federal income tax purposes of the Company Operating Partnership an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code and, to the extent obtained, shall have delivered such affidavit to the Parent Operating Partnership.”

(qq)     Section 7.3(a) of the Agreement is deleted in its entirety and replaced with the following:

“(i) The representations and warranties set forth in Section 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), Section 5.20 (Vote Required), Section 5.21 (Brokers); Section 5.22 (Investment Company Act) and Section 5.25 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in the first two sentences of  Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.”

(rr)     Section 7.3(f) of the Agreement is deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”

(ss)     Section 7.3(g) of the Agreement is deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”

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(tt)    Section 8.1 of the Agreement is deleted in its entirety and replaced with the following:

“This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted), as follows:

(a)         by mutual written agreement of each of Parent and the Company; or

(b)         by either Parent or the Company, if:

(i)     the Effective Time shall not have occurred on or before March 31, 2014 (the “Outside Date”); provided, however, that the Outside Date may be extended for a period of no more than sixty (60) days by either Parent or the Company upon written notice to the other party; provided, further, that the right to terminate this Agreement pursuant to this 0( )( )(i) shall not be available to any party if the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before such date; or

(ii)     any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and (A) in the case of Parent, including the failure of the other Parent Parties and (B) in the case of the Company, including the failure of the other Company Parties) to perform any of its obligations under this Agreement, including pursuant to Section 6.6; or

(iii)     the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger and the other transactions contemplated hereby have been voted upon, provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party if the failure to obtain such Company Stockholder Approval was primarily due to such party’s failure (and (A) in the case of Parent, including the failure of any other Parent Party and (B) in the case of the Company, including the failure of any other Company Party) to perform any of its obligations under this Agreement; or

(c)         by the Company:

(i)     if any Parent Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Parent Parties within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this 1(k)(c) if any Company Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

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(ii)     (x) at any time prior to the receipt of the Company Stockholder Approval in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.5(d) or (y) if the Company Board shall have made an Adverse Recommendation Change; provided, that, in each case, such termination shall be null and void unless the Company shall concurrently pay the Termination Payment in accordance with Section 8.3.

(d)         by Parent, if:

(i)     any Company Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company Parties within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this 0( )( )(i) if any Parent Party is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii)     (x) the Company Board shall have made an Adverse Recommendation Change, (y) the Company Parties shall have materially breached any of their obligations under Section 6.5 or (z) any Company Entity enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5).”

(uu)        Section 8.3 of the Agreement is deleted in its entirety and replaced with the following:

“(a)         If, but only if, the Agreement is terminated:

(i)     by either the Company or Parent pursuant to  Section 8.1(b)(i) or by Parent pursuant to Section 8.1(d)(i) and (A) in the case of a termination pursuant to Section 8.1(b)(i), the Company Stockholder Approval shall not have been obtained prior to such termination, and (B) in any such case (x) after the date of this Agreement, an Acquisition Proposal shall have been made to any of the Company Parties or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to any of the Company Parties (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), and (y) the Company, within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent, the Termination Payment, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this 0( )( )(i), the references to “ten percent (10%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

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(ii)     by either the Company or Parent pursuant to Section 8.1(b)(iii) and, after the date of this Agreement, an Acquisition Proposal shall have been made to any of the Company Parties or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to any of the Company Parties (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), then the Company shall pay, or cause to be paid, to Parent the Parent Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iii)     by either the Company or Parent pursuant to  Section 8.1(b)(iii) and, after the date of this Agreement, no Acquisition Proposal shall have been made to any of the Company Parties and no Person shall have publicly announced an intention to make an Acquisition Proposal with respect to any of the Company Parties (or such Acquisition Proposal or publicly announced intention shall have been made but publicly withdrawn without qualification before such termination), then Parent shall pay, or cause to be paid, to the Company the Company Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination; or

(iv)     by either the Company or Parent pursuant to Section 8.1(b)(iii), and (x) after the date of this Agreement, an Acquisition Proposal shall have been made to any of the Company Parties or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to any of the Company Parties (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), and (y) the Company, within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then the Company shall pay or cause to be paid, to Parent the Termination Fee plus, if not previously paid pursuant to Section 8.3(a)(ii) above, the Parent Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 8.3(a)(iv), the references to “ten percent (10%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; or

(v)     by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Payment, by wire transfer of same day funds to an account designated by Parent as a condition to the effectiveness of such termination; or

(vi)     by Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Payment, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

(b)         Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i)     under no circumstances shall the Company or Parent be required to pay the Termination Payment or the Company Expense Amount earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

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(ii)     under no circumstances shall the Company or Parent be required to pay the Termination Payment or the Company Expense Amount on more than one occasion.

(c)     Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Payment nor the Company Expense Amount is a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d)     (i)      If one party to this Agreement (the “Termination Payor”) is required to pay another party to this Agreement (the “Termination Payee”) the Termination Payment or Company Expense Amount, as the case may be, such Termination Payment or Company Expense Amount, as the case may be, shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Termination Payor is obligated to pay the Termination Payee the Termination Payment or Company Expense Amount, as the case may be, the amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (i) the Termination Payment or Company Expense Amount, as the case may be, of the Termination Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either (x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.3(d) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.3(d), an amount equal to the excess of the Termination Payment or Company Expense Amount, as the case may be, less the amount payable under clause (A) above.

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(ii)     To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to the Termination Payment or Company Expense Amount, as the case may be, with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.3(d)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Termination Payment or Company Expense Amount, as the case may be, pursuant to this Section 8.3(d) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Termination Payment or Company Expense Amount, as the case may be, in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (ii) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Termination Payment or Company Expense Amount, as the case may be, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Termination Payment or Company Expense Amount, as the case may be, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment or Company Expense Amount, as the case may be, to the Termination Payee. The Termination Payor agrees to amend this Section 8.3(d) at the reasonable request of the Termination Payee in order to (i) maximize the portion of the Termination Payment or Company Expense Amount, as the case may be, that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Termination Payee’s chances of securing a favorable ruling described in this Section 8.3(d) or (iii) assist the Termination Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(d). Any amount of the Termination Payment or Company Expense Amount, as the case may be, that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3(d), provided that the obligation of the Termination Payor to pay the unpaid portion of the Termination Payment or Company Expense Amount, as the case may be, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement.”

(vv)     Section 8.4 of the Agreement is deleted in its entirety and replaced with the following:

“Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.”

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(ww)     Section 8.6 of the Agreement is deleted in its entirety and replaced with the following:

“Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Proxy Statement, other than attorneys’ and accountants’ fees.”

2.     Full Force and Effect; Amendment. Except as expressly amended hereby, each term, provision and Exhibit of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

3.     Interpretation. The Parties have participated jointly in the negotiation and drafting of this Amendment. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Amendment. When a reference is made in this Amendment to a Section, such reference shall be to a Section of this Amendment, unless otherwise indicated. The headings for this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

4.     Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Amendment be consummated as originally contemplated to the fullest extent possible.

5.     Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

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6.     Governing Law. This Amendment and all Actions (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Amendment or the actions of any Party in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

7.     Consent to Jurisdiction.

(a)     Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the State of Maryland, for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Amendment or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Maryland state or federal court.

(b)     Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Amendment, on behalf of itself or its property, in the manner provided by Section 9.2 of the Agreement and nothing in this Section 7 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Amendment or the transactions contemplated by this Amendment, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Amendment or the transactions contemplated by this Amendment in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of the Parties agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chairman and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

THUNDER ACQUISITION, LLC

By: ARC Properties Operating Partnership, L.P.,
its sole member

By: American Realty Capital Properties, Inc.,
its General Partner

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chairman and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

ARC PROPERTIES OPERATING PARTNERSHIP, L.P.

By: American Realty Capital Properties, Inc.,
its General Partner

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Chairman and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

AMERICAN REALTY CAPITAL TRUST IV, INC.

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President and Chief Operating Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP IV, L.P.

By: American Realty Capital Trust IV, Inc.,
its General Partner

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President and Chief Operating Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

EXHIBIT A

AMERICAN REALTY CAPITAL PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

6.70% SERIES F CUMULATIVE REDEEMABLE
PREFERRED STOCK

American Realty Capital Properties, Inc., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Section 4.03 of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has by resolution classified and designated [_____] shares of authorized but unissued preferred stock of the Corporation, par value $0.01 per share, as shares of 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article IV of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

6.70% Series F Cumulative Redeemable Preferred Stock

A.            Designation and Number.  A series of preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”), designated the 6.70% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”), is hereby established.  The number of shares of the Series F Preferred Stock shall be [______].

B.            Maturity.  The Series F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

C.           Rank.  The Series F Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of common stock, par value $0.01 per share (the “Common Stock”) of the Corporation, and senior to all other equity securities of the Corporation other than equity securities referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with the Corporation’s Series A Convertible Preferred Stock (as defined in the Charter), Series B Convertible Preferred Stock (as defined in the Charter), and Series C Convertible Preferred Stock (as defined in the Charter) and, when and if issued, the Corporation’s Series D Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”) and Series E Cumulative Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), and all equity securities of the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series F Preferred Stock with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all equity securities of the Corporation the terms of which specifically provide that such equity securities rank senior to the Series F Preferred Stock with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation.  The term “equity securities” does not include convertible debt securities.

D.            Dividends.

(1)            Holders of shares of the Series F Preferred Stock are entitled to receive, when, as, and if authorized by the Board of Directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 6.70% of the Liquidation Preference (as defined below) per annum per share (equivalent to an annual rate of $1.675 per share).  Dividends on the Series F Preferred Stock shall accrue daily, shall accrue and be cumulative from [___], 2013 (the “Original Issue Date”) and shall be payable monthly in arrears on the 15th day of each month (each a “Dividend Payment Date”) commencing [___] 15, 2013; provided that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day.  The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereafter called a “Dividend Period.”  Any dividend payable on the Series F Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that the dividend per share payable on the first Dividend Payment Date, which shall be [___] 15, 2013, will be equal to the sum of (1) the regular monthly dividend per share plus (2) the pro rated portion of the regular monthly dividend per share which shall be calculated based on the number of days from and including the Original Issue Date to but excluding [___] 15, 2013 (computed on the basis of a 360-day year consisting of twelve 30-day months).  Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).  Notwithstanding any provision to the contrary contained in these terms of the Series F Preferred Stock, each outstanding share of Series F Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the greatest amount payable as a dividend with respect to any other share of Series F Preferred Stock which is outstanding on such date.  The dividends payable on any Dividend Payment Date shall include dividends accrued to but excluding such Dividend Payment Date.

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“Business Day” shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.  All references herein to “accrued and unpaid” dividends or “accumulated and unpaid” dividends on the Series F Preferred Stock (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, both accrued dividends and accumulated dividends, if any, on the Series F Preferred Stock; and all references herein to “accrued and unpaid” dividends or “accumulated and unpaid” dividends on any other class or series of stock of the Corporation shall include, if (and only if) such class or series of stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated and/or accrued dividends, if any, on such class or series of stock.

(2)            No dividends on shares of Series F Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach of or a default under any such agreement, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(3)            Anything in these terms of the Series F Preferred Stock to the contrary notwithstanding, dividends on the Series F Preferred Stock will accrue and be cumulative from the Original Issue Date, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.  No interest, or sum in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series F Preferred Stock, which may be in arrears, and holders of the Series F Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative dividends described above.  Any dividend payment made on the Series F Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series F Preferred Stock.

(4)            If, for any taxable year, the Corporation elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)), any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes or series of the Corporation’s stock (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series F Preferred Stock shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series F Preferred Stock for the year bears to the Total Dividends.  Except as otherwise required by applicable law, the Corporation will make a similar allocation with respect to any undistributed long-term capital gains of the Corporation, which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

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(5)            No full dividends will be declared and paid or declared and set apart for payment on any class or series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series F Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series F Preferred Stock for all past Dividend Periods.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series F Preferred Stock and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Series F Preferred Stock, all dividends declared upon the Series F Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to dividends with the Series F Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series F Preferred Stock and such other class or series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series F Preferred Stock and such other class or series of Preferred Stock (which, in the case of any such other class or series of Preferred Stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other class or series of Preferred Stock does not have a cumulative dividend) bear to each other.

(6)            Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment for all past Dividend Periods, no dividends (other than in shares of Common Stock or other shares of stock of the Corporation ranking junior to the Series F Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made on the Common Stock or any other class or series of stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation nor shall any shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series F Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series F Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation and except for purchases of stock of the Corporation pursuant to Paragraph I hereof for the purpose of preserving the Corporation’s qualification as a REIT (as defined below) for federal and/or state income tax purposes, or pursuant to comparable provisions of the Charter with respect to other classes or series of the Corporation’s stock).

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E.            Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the outstanding shares of Series F Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets or payment is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series F Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of the holders of shares of any class or series of stock of the Corporation ranking senior to the Series F Preferred Stock with respect to such distribution of assets upon liquidation, dissolution or winding up.  If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of liquidating distributions payable on all outstanding shares of Series F Preferred Stock and the full amount of the liquidating distributions payable on all outstanding shares of any other class or classes or series of stock of the Corporation ranking on a parity with the Series F Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the holders of the Series F Preferred Stock and all such other classes or series of stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise respectively be entitled.

If liquidating distributions shall have been made in full to all holders of Series F Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other class or classes or series of stock of the Corporation ranking junior to the Series F Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, according to their respective rights and preferences and, in each case, according to their respective number of shares.

For purposes of these terms of the Series F Preferred Stock, neither the consolidation or merger of the Corporation with or into any other company, trust or other entity, nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

After payment to the holders of the Series F Preferred Stock of the full liquidating distributions to which they are entitled, the holders of the Series F Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

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In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series F Preferred Stock.

F.             Redemption.

(1)           The Series F Preferred Stock is not redeemable prior to The fifth anniversary of the Original Issue Date (the “Initial Redemption Date”) except as set forth in Subparagraph F(2) below; provided that the foregoing shall not prevent or limit the right of the Corporation to redeem Series F Preferred Stock pursuant to these terms of the Series F Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes as provided in Paragraph I hereof or otherwise affect the application of such terms to the Series F Preferred Stock.  On and after the Initial Redemption Date, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem shares of the Series F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to the provisions set forth in the first sentence of the second paragraph of Subparagraph F(3) below, accrued and unpaid dividends thereon to the date fixed for redemption.

(2)           Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem shares of the Series F Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus, subject to the provisions set forth in the first sentence of the second paragraph of Subparagraph F(3) below, accrued and unpaid dividends thereon to the date fixed for redemption.  If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of its election to redeem some or all of the shares of Series F Preferred Stock (whether pursuant to Subparagraph F(1) above or this Subparagraph F(2)), the holders of Series F Preferred Stock shall not have the Change of Control Conversion Right (as defined below) set forth in Paragraph H below with respect to the shares called for redemption.

A “Change of Control” is when, after the Original Issue Date, the following have occurred and are continuing:

(i)            the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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(ii)           following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(3)           Holders of Series F Preferred Stock to be redeemed shall, if issued, surrender certificates representing such Series F Preferred Stock at the place designated in such notice (or, in the case of shares of Series F Preferred Stock held in book-entry form through a Depositary (as defined below), shall deliver the shares to be redeemed through the facilities of such Depositary) and shall thereafter be entitled to receive the redemption price and any accrued and unpaid dividends payable upon such redemption.  If notice of redemption of any shares of Series F Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares of Series F Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price plus accrued and unpaid dividends, if any), dividends will cease to accrue on such shares of Series F Preferred Stock, such shares of Series F Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any. In the event that any redemption date shall not be a Business Day, then payment of the redemption price plus, if applicable, accrued and unpaid dividends, if any, need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such redemption date and no interest, additional dividends or other sums shall accrue on the amount so payable for the period from and after such redemption date to such next succeeding Business Day.  If less than all of the outstanding shares of Series F Preferred Stock are to be redeemed, the shares of Series F Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation that will not result in the “Aggregate Share Ownership Limit” as set forth in Section 4.07 of the Charter to be violated.

Anything herein to the contrary notwithstanding, and except as otherwise required by law, the persons who were the holders of record of shares of Series F Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the redemption of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date or the default by the Corporation in the payment of the dividend due on that Dividend Payment Date, in which case the amount payable upon redemption of such shares of Series F Preferred Stock will not include such dividend, and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date as aforesaid.  Except as provided in this paragraph and except to the extent that accrued and unpaid dividends are payable upon redemption pursuant to the foregoing provisions of this Paragraph F, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series F Preferred Stock called for redemption.

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(4)           Unless full cumulative dividends on all outstanding shares of Series F Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods, no shares of Series F Preferred Stock shall be redeemed unless all outstanding shares of Series F Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series F Preferred Stock pursuant to Paragraph I of these terms of the Series F Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes, or the purchase or acquisition by the Corporation of shares of Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series F Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods, the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series F Preferred Stock (except by conversion into or exchange for stock of the Corporation ranking junior to the Series F Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series F Preferred Stock pursuant to Paragraph I of these terms of the Series F Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes, or the purchase or acquisition by the Corporation of shares of Series F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series F Preferred Stock.  So long as no dividends are in arrears for past dividend periods and subject to the limitations set forth in the Charter (including these terms of the Series F Preferred Stock), the Corporation shall be entitled at any time and from time to time to repurchase shares of Series F Preferred Stock in open-market transactions, by tender or by private agreement, in each case as duly authorized by the Board of Directors and effected in compliance with applicable laws.

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(5)           Notice of redemption will be furnished by the Corporation and will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series F Preferred Stock to be redeemed at their addresses as they appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series F Preferred Stock except as to the holder to whom notice was defective or not given.  Each notice shall state: (i) the redemption date; (ii) the number of shares of Series F Preferred Stock to be redeemed; (iii) the redemption price and whether or not accrued and unpaid dividends will be payable to holders surrendering shares of Series F Preferred Stock or to the persons who were holders of record at the close of business on the relevant Dividend Record Date; (iv) the place or places where the Series F Preferred Stock is to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; (vi) whether such redemption is being made pursuant to Subparagraph F(1) or Subparagraph F(2); (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series F Preferred Stock being so called for redemption will not be able to tender such shares of Series F Preferred Stock for conversion in connection with the Change of Control and that each share of Series F Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.  If less than all of the shares of Series F Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series F Preferred Stock held by such holder to be redeemed.

(6)           Upon surrender, in accordance with such notice, of the certificates representing any shares of Series F Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state) (or, in the case of shares of Series F Preferred Stock held in book-entry form through a Depositary, upon delivery of such shares in accordance with such notice and the procedures of such Depositary), such shares of Series F Preferred Stock shall be redeemed by the Corporation at the redemption price plus, except as provided in the first sentence of the second paragraph of Subparagraph F(3) above, accrued and unpaid dividends, if any.  In case fewer than all the shares of Series F Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series F Preferred Stock without cost to the holder thereof.

G.            Voting Rights.

(1)           Holders of the Series F Preferred Stock will not have any voting rights, except as set forth below.

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(2)           Whenever dividends on any shares of Series F Preferred Stock shall be in arrears for 18 or more Dividend Periods, whether or not such Dividend Periods are consecutive, the number of directors then constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and with which the Series F Preferred Stock is entitled to vote as a class with respect to the election of such two directors) and the holders of shares of Series F Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series F Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two directors to the Board of Directors at a special meeting called by the Secretary of the Corporation upon the written request of the holders of record of at least 10% of the outstanding shares of Series F Preferred Stock or the holders of record of the requisite percentage of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series F Preferred Stock in the election of such two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors shall be held at the earlier of the next such annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders until all dividends accumulated on the Series F Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment, whereupon the right of the holders of Series F Preferred Stock to elect such two directors shall cease and (unless there are one or more other classes or series of Preferred Stock upon which like voting rights have been conferred and remain exercisable) the term of office of the two directors so elected as directors shall automatically terminate and the authorized number of directors constituting the Board of Directors shall thereupon be reduced accordingly, but subject always to the same provisions for the reinstatement and divestment of the right to elect such two additional directors in the case of any such future dividend arrearage.

In the case of any such request for a special meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders), such meeting shall be held on the earliest practicable date at the place within the United States designated by the holders of Series F Preferred Stock requesting such meeting or, if none, at a place within the United States designated by the Secretary of the Corporation, upon notice similar to that required for an annual meeting of stockholders.  If such special meeting is not called by the Secretary of the Corporation within 30 days after such request, then the holders of record of at least 10% of the outstanding shares of Series F Preferred Stock may designate in writing a holder of Series F Preferred Stock to call such meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting.  At all times that the voting rights conferred by this Subparagraph G(2) are exercisable, the holders of Series F Preferred Stock shall have reasonable access to the preferred stock transfer records of the Corporation.  The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to this Subparagraph G(2), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

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The provisions of this Subparagraph G(2) supersede anything inconsistent contained in the Charter or Bylaws of the Corporation (the “Bylaws”).

If, at any time when the voting rights conferred upon the Series F Preferred Stock pursuant to this Subparagraph G(2) are exercisable, any vacancy in the office of a director elected pursuant to this Subparagraph G(2) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series F Preferred Stock and any other classes or series of Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series F Preferred Stock in the election of directors pursuant to this Subparagraph G(2).  Any director elected or appointed pursuant to this Subparagraph G(2) may be removed only by the affirmative vote of holders of the outstanding Series F Preferred Stock and any other class or classes or series of Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series F Preferred Stock in the election of directors pursuant to this Subparagraph G(2), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series F Preferred Stock and any such other class or classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

(3)            So long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of the Series F Preferred Stock outstanding at the time, given in person or by proxy, either in writing, by electronic transmission or at a meeting (with the Series F Preferred Stock voting separately as a class), (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock of the Corporation ranking senior to the Series F Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares, (ii) amend, alter or repeal any of the provisions of the Charter, including without limitation, any of these terms of the Series F Preferred Stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock or (iii) enter into any share exchange that affects shares of Series F Preferred Stock, or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into the Corporation, unless in each such case described in this clause (iii) each share of Series F Preferred Stock then outstanding remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption substantially identical to, and in any event without any material adverse change to, those of the Series F Preferred Stock; provided, however, that any amendment to the Charter to authorize any increase in the number of authorized shares of Preferred Stock or Common Stock or the creation or issuance of the Series D Cumulative Preferred Stock, the Series E Cumulative Preferred Stock or any other class or series of Preferred Stock or any increase in the number of authorized or outstanding shares of Series F Preferred Stock or any other class or series of Preferred Stock, in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series F Preferred Stock.  For purposes of this paragraph, the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Corporation shall be deemed an amendment to the Charter.

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(4)            The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption in accordance with the provisions of Subparagraph F(3) hereof.

(5)            Except as expressly stated in these terms of the Series F Preferred Stock, the Series F Preferred Stock will not have any relative, participating, optional or other special voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of shares of Series F Preferred Stock shall have exclusive voting rights on any amendment to the Charter (including the terms of the Series F Preferred Stock set forth herein) that would alter only the contract rights of the Series F Preferred Stock and no holders of any other class or series of stock of the Corporation shall be entitled to vote thereon.

(6)            On each matter submitted to a vote of the holders of Series F Preferred Stock or on which the holders of Series F Preferred Stock are otherwise entitled to vote, including any action by written or electronic consent, each share of Series F Preferred Stock shall be entitled to one vote, except that when shares of any other class or series of Preferred Stock have the right to vote with the Series F Preferred Stock as a single class on any matter, the Series F Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued and unpaid dividends). Notwithstanding anything to the contrary contained herein or in the Charter, the holders of the Series F Preferred Stock may take action or consent to any other action by delivering to the Corporation a consent, in writing or by electronic transmission, of the holders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the holders of the Series F Preferred Stock.

H.            Conversion. The shares of Series F Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Paragraph H.

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(1)            Upon the occurrence of a Change of Control, each holder of shares of Series F Preferred Stock shall have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem some or all of the shares of Series F Preferred Stock held by such holder pursuant to Subparagraph F(1) or F(2) above, in which case such holder shall have the right only with respect to shares of Series F Preferred Stock that are not called for redemption) to convert some or all of the Series F Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series F Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of

(A) the quotient obtained by dividing (i) the sum of the $25.00 Liquidation Preference per share of Series F Preferred Stock plus the amount of any accrued and unpaid dividends thereon to the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”) and

(B) [___]1 (the “Share Cap”).

Anything in these terms of the Series F Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series F Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable in connection with the exercise of the Change of Control Conversion Right shall not exceed [___]2 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is also subject to adjustment if the number of authorized shares of Series F Preferred Stock is increased and such additional shares are thereafter issued by the Corporation.

1Share Cap will equal the liquidation preference divided by 50% of the closing price on the last trading day prior to filing of the related prospectus supplement.

2Exchange Cap will equal the Share Cap multiplied by the Series F Preferred Shares being issued.

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In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series F Preferred Stock shall receive upon conversion of such Series F Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to herein as the “Conversion Consideration”).

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(2)            The Corporation will not issue fractional shares of Common Stock upon the conversion of Series F Preferred Stock in connection with a Change of Control.  Instead, the Corporation will make, and the holders of Series F Preferred Stock shall be entitled to receive, a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

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(3)            Within 15 days following the occurrence of a Change of Control (unless the Corporation has provided notice of its intention to redeem all of the shares of Series F Preferred Stock pursuant to Subparagraph F(1) or F(2) above), the Corporation will provide to holders of Series F Preferred Stock a notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of Series F Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall also be provided to the Corporation’s transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series F Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series F Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any shares of the Series F Preferred Stock, the holders will not be able to convert the shares of Series F Preferred Stock called for redemption and such shares of Series F Preferred Stock shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series F Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series F Preferred Stock; (ix) the procedures that the holders of Series F Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series F Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

(4)            The Corporation shall issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Subparagraph H(3) above to the holders of Series F Preferred Stock.

(5)            To exercise the Change of Control Conversion Right, the holders of shares of Series F Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series F Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series F Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series F Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series F Preferred Stock to be converted; and (iii) that the shares of Series F Preferred Stock are to be converted pursuant to the applicable terms of the Series F Preferred Stock.

(6)            The “Change of Control Conversion Date” is the date the Series F Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provides the notice to holders of Series F Preferred Stock pursuant to Subparagraph H(3) above.

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The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(7)            Holders of Series F Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series F Preferred Stock; (ii) if certificated shares of Series F Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series F Preferred Stock; and (iii) the number of shares of Series F Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any Series F Preferred Stock is held in book-entry form through The Depository Trust Company or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal as applicable shall comply with applicable procedures, if any, of the applicable Depositary.

(8)            Shares of Series F Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem some or all of the shares of Series F Preferred Stock as described above under Subparagraph F(1) or F(2), in which case only the shares of Series F Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid.  If the Corporation elects to redeem shares of Series F Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series F Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the redemption price set forth above in Subparagraph F(1) or F(2), as applicable.

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(9)            The Corporation will deliver all securities, cash (including, without limitation, cash in lieu of fractional shares of Common Stock) and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date.  Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(10)            Notwithstanding any other provision contained in these terms of the Series F Preferred Stock, no holder of shares of Series F Preferred Stock will be entitled to convert such shares of Series F Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to have Beneficial Ownership or Constructive Ownership (each as defined in Section 4.07 of the Charter) in excess of the Aggregate Ownership Limit (as defined in Section 4.07 of the Charter).

(11)            The Corporation has reserved and will reserve and keep available at all times, free of any preemptive rights arising by operation of law, under the Charter or Bylaws, under any agreement or instrument to which the Corporation or any of its subsidiaries is a party or otherwise, out of its authorized but unissued shares the maximum number of shares of Common Stock issuable upon conversion of the outstanding shares of Series F Preferred Stock until such time as all of the outstanding shares of Series F Preferred Stock shall have been converted, repurchased and retired or redeemed and retired.  The Corporation covenants that all Common Stock, if any, issued upon conversion of the Series F Preferred Stock will upon issue be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

I.                Restrictions on Ownership and Transfer to Preserve Tax Benefit. The Series F Preferred Stock is subject to all the limitations, terms and conditions of the Charter applicable to Shares (as such term is defined in the Charter) generally, including but not limited to the “Aggregate Share Ownership Limit” and the other terms and conditions (including exceptions and exemptions) of Section 4.07 of the Charter.

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J.            Miscellaneous.

(1)           Conversion.  Except as provided in Paragraph H, the Series F Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(2)           Preemptive Rights.  No holder of shares of Series F Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of stock of the Corporation or any securities convertible into or exercisable or exchangeable for shares of any class or series of stock of the Corporation.

(3)           Status of Redeemed, Converted and Reacquired Series F Preferred Stock.  In the event any shares of Series F Preferred Stock shall be redeemed, converted as provided in Paragraph H or otherwise reacquired by the Corporation, the shares so redeemed, converted or reacquired shall become authorized but unissued shares of Preferred Stock, without designation as to series or class but available for future issuance and reclassification by the Corporation.

(4)           Severability.  If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series F Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series F Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series F Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series F Preferred Stock unless so expressed herein.

(5)           Terms of the Series F Preferred Stock.  All references to the “terms” of the Series F Preferred Stock (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in Paragraphs A through J, inclusive, hereof.

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SECOND:  The shares have been classified and designated by the Board of Directors, or a duly authorized committee thereof, under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors or a duly authorized committee thereof in the manner and by the vote required by law.

FOURTH:  The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, AMERICAN REALTY CAPITAL PROPERTIES, INC. has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its President, Secretary and Treasurer on this [___] day of [_____], 2013.

AMERICAN REALTY PROPERTIES, INC.

By:	(SEAL)
Nicholas S. Schorsch
Chief Executive Officer

Attest:

Edward M. Weil, Jr.
President, Secretary and Treasurer

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